UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 16, 2004

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12984 (Commission File Number)	75-2520779 (IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas		75219
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable
(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     The description set forth below is qualified in its entirety by the full text of the document to which it refers, which document is filed herewith.

Item 1.01. Entry into a Material Definitive Agreement

     On December 16, 2004, Eagle Materials Inc. (the “Company”) entered into an amended and restated credit agreement (the “Credit Agreement”) with the banks and financial institutions party thereto including JP Morgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. and PNC Bank N.A. as Co-Syndication Agents, and SunTrust Bank and Wells Fargo Bank, N.A. as Co-Documentation Agents, establishing a 5-year $350 million, senior revolving credit facility. The Credit Agreement also provides that the Company may request an increase of the aggregate commitment by an amount up to $150 million. Each lender under the facility shall decide, in its sole and absolute discretion whether to increase its commitment. The Credit Agreement matures on December 16, 2009 and replaces the Company’s previous $250 million revolving credit facility which was scheduled to mature on December 18, 2006.

     Borrowings under the Credit Agreement will bear interest, at the Company’s option, at a rate equal to either (a) the higher of the JPMorgan Chase Bank prime rate, or the federal funds rate plus 0.5%, plus a margin between 0.00% to 0.30%, depending on the ratio of the Company’s consolidated debt to consolidated EBITDA, or (b) the eurodollar deposit rate in the London interbank market, plus a margin equal to 0.875% to 1.625%, depending on the ratio of our consolidated debt to consolidated EBITDA. The Company will pay a commitment fee equal to 0.175% to 0.625% of the unused commitment, depending on the ratio of our consolidated debt to consolidated EBITDA. Loans under the credit facility may be prepaid without premium or penalty (subject to breakage costs associated with early termination of an interest period).

     The Credit Agreement contains restrictive covenants, including covenants that place limitations on the Company’s ability to encumber its assets, to incur additional debt, to sell Company assets, to make business acquisitions and to pay dividends. Generally, the aggregate market value of property that the Company is able to encumber (other than ordinary course encumbrances and purchase money liens) may not exceed $15 million and the aggregate principal amount of the indebtedness secured thereby may not exceed $15 million. The Company’s ability to incur debt is limited to purchase money indebtedness, receivables securitization financings in an amount up to $75 million, subsidiary indebtedness for borrowed money in an aggregate principal amount not to exceed 15% of the Company’s consolidated tangible net worth and other Company indebtedness for borrowed money provided the Company is in compliance with the financial covenants described below. In order to make a business acquisition, the Company is required to maintain a leverage ratio of consolidated debt to consolidated EBITDA of no more than 2.25 to 1.00. Also, the aggregate amount of all consideration paid for any acquisition cannot exceed 30% of the Company’s consolidated tangible net worth. Generally, aggregate sales of assets outside the ordinary course of business cannot exceed 15% of our consolidated assets or be responsible for more than 15% of our consolidated net sales or consolidated EBITDA during any 12-month period. The Company’s ability to pay dividends and make other restricted payments is generally limited, but if the Company’s leverage ratio of consolidated debt to consolidated EBITDA is not more than 2.00 to 1.00, the Company may make restricted payments during any fiscal year so long as such payments do not exceed an aggregate amount equal to $75 million plus 100% of the Company’s consolidated net income for the immediately preceding year. In addition, if the Company’s leverage ratio is more than 2.00 to 1.00, the Company may make restricted payments during a fiscal year so long as such payments do not exceed an aggregate amount equal to 50% of the Company’s consolidated net income for the immediately preceding year. The Company is also permitted to make cash dividends in the aggregate amount of $25 million each fiscal year as long as no default (as defined in the Credit Agreement) exists or would result therefrom.

     The Credit Agreement also contains financial covenants requiring minimum interest coverage ratio and maximum leverage ratio. The Company’s ratio of consolidated EBIT to consolidated interest expense may not be less than 3.00 to 1.00, on a rolling four quarter basis. The Company’s ratio of consolidated debt to consolidated EBITDA may not exceed 2.50 to 1.00, on a rolling four quarter basis.

     The Credit Agreement contains customary default provisions. If any Events of Default (as defined in the Credit Agreement) have occurred and are continuing, including the breach of the covenants in the Credit Agreement, then the lenders would be permitted to declare any outstanding amounts immediately payable and would be permitted to terminate future lending commitments.

     The Credit Agreement is being filed with this Current Report on Form 8-K as Exhibit 4.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

     See Item 1.01 above.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description
4.1	Amended and Restated Credit Agreement dated as of December 16, 2004 among Eagle Materials Inc., the lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. and PNC Bank, N.A. as Co-Syndication Agents, and SunTrust and Wells Fargo Bank, N.A. as Co-Documentation Agents.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ Arthur R. Zunker, Jr. Name: Arthur R. Zunker, Jr. Title: Senior Vice President–Finance and Treasurer

Date: December 22, 2004

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Amended and Restated Credit Agreement dated as of December 16, 2004 among Eagle Materials Inc., the lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. and PNC Bank, N.A. as Co-Syndication Agents, and SunTrust and Wells Fargo Bank, N.A. as Co-Documentation Agents.